Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

        Amendment No. 2 to Rights Agreement (this “Amendment”) is made as of July 19, 2006, by and between Healthways, Inc., a Delaware corporation, formerly known as American Healthways, Inc. (the “Company”), and National City Bank, successor to SunTrust Bank (the “Rights Agent”). Reference is made herein to that certain Rights Agreement, dated as of June 19, 2000, as amended (the “Rights Agreement”), by and between the Company and the Rights Agent. Capitalized terms not herein defined shall have the meanings ascribed thereto in the Rights Agreement.

        WHEREAS, SunTrust Bank has been removed as rights agent, and National City Bank has been appointed as successor rights agent, and has accepted such appointment, in each case in accordance with the provisions of Section 21 of the Rights Agreement;

        WHEREAS, the Rights Agreement may be amended by the parties hereto pursuant to Section 27 thereof;

        WHEREAS, as of the date of this Amendment a Distribution Date has not occurred; and

        WHEREAS, the Company and the Rights Agent wish to amend the Rights Agreement;

        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereby agree as follows:

1.     Amendment to Section 2. Section 2 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Section 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such Co-Rights Agents as it may deem necessary or desirable.”

2.     Amendment to Section 18. (a) Section 18(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

    “(a)        The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses, including reasonable fees and disbursements of its counsel, incurred in connection with the execution and administration of this Agreement and the exercise and performance of its duties hereunder. The Company shall indemnify the Rights Agent for, and hold it harmless against, any losses, expenses, claims, damages or liabilities incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement and performance hereunder, including, without limitation, the costs and expenses of defending against any claim of liability therefrom, directly or indirectly, and will promptly reimburse the Rights Agent for legal and other expenses reasonably incurred in defending any such loss, expense, claim, damage or liability. The indemnification provided for hereunder shall survive the expiration of the Rights, the termination of this Agreement and the resignation or removal of the Rights Agent. The reasonable costs and expenses of enforcing this right of indemnification shall also be paid by the Company.”

3.     Amendment to Section 20(c). Section 20(c) of the Rights Agreement is hereby amended and restated in its entirety as follows:

    “(c)        The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct. The Rights Agent shall not be liable for or by reason of any of the statements of facts or recitals contained in this Agreement or in the Rights Certificates or be required to verify the same (except as to its countersignature on such Rights Certificates), but all such statements and recitals are and shall be deemed to have been made by the Company only.”

4.     Amendment to Section 20(f). Section 20(f) of the Rights Agreement is hereby amended and restated in its entirety as follows:

    “(f)        The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable to the Company, the holder of any Rights Certificate or any stockholder of the Company for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer; provided, however, that so long as any Person is an Acquiring Person hereunder, the Rights Agent shall accept such instructions and advice only from the Board of Directors and shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with such instructions of the Board of Directors. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken or omitted by the Rights Agent under this Rights Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Rights Agent shall not be liable for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than five Business Days after the date any such officer of the Company actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.”

5.     Amendment to Section 21. Section 21 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty days’ notice in writing mailed to the Company, and to each transfer agent of the Preferred Stock and the Company Common Stock, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon thirty days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Preferred Stock and the Company Common Stock, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificate for inspection by the Company), then any registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation or other legal entity organized and doing business under the laws of the United States or any state of the United States in good standing and may be the Company or a Subsidiary of the Company. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Preferred Stock and the Company Common Stock, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent.”

6.     Rights Agreement Otherwise Unamended. The terms of the Rights Agreement not amended hereby shall, except as the context unambiguously requires, remain in full force and effect. This Amendment, together with the provisions of the Rights Agreement not amended hereby, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements, whether written or oral, between the parties hereto.

7.     Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely in such State.

8.     Descriptive Headings. The headings contained in this Amendment are for descriptive purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

9.     Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by one of its duly authorized officers, all as of the date first above written.

HEALTHWAYS, INC By: /s/ Mary A. Chaput
Name: Mary A. Chaput
Title: EVP and CFO

NATIONAL CITY BANK By: /s/ Megan Gibson
Name: Megan Gibson
Title: Assistant Vice President